Exhibit 10.68

SUBLICENSE AGREEMENT

This Sublicense Agreement (“Agreement”) is entered into on Dec 21, 2023 (the “Effective Date”), by and between Cytovia Therapeutics, LLC, a Delaware limited liability company (formerly organized as, converted from, and as legal successor to, Cytovia Therapeutics, Inc., a Delaware Corporation) (“Cytovia”) and Naya Biosciences Inc., a Delaware corporation (“Naya”). Cytovia and Naya are each a “Party” and together the “Parties”.

RECITALS

WHEREAS:	Jean Kadouche, an individual of French nationality born on June 4, 1945 (“Dr. Kadouche”) and Cytovia are parties to a certain License Agreement for Development and Commercialization of Multispecific Antibodies dated June 3, 2020, as amended on January 1, 2022, (together, the “License Agreement”) a copy of which is attached hereto as Exhibit A, wherein Dr. Kadouche grants Cytovia a co-exclusive license in and to the JK/CNRS Patents (as defined in the License Agreement) as provided in the Patents Assignment and Joint Ownership Agreement No. L15024 dated May 18, 2015 and attached as Appendix A to the License Agreement (the “Joint Ownership Agreement”); and

WHEREAS:	The Inventory of Patents attached as Appendix 1 to the Joint Ownership Agreement lists PCT/[B2012/053482 (P-627002-PC) (as part of such inventory); and

WHEREAS:	Cytovia Therapeutics Holdings, Inc., a Delaware corporation (“Holdings”), Cytovia, and Naya are parties to a certain Asset Purchase Agreement dated October 20, 2023 (the “Purchase Agreement”), whereby Cytovia and Holdings sell, transfer, and assign certain Purchased Assets (as such term is defined in the Purchase Agreement) to Naya, including the assets CYT303 and CYT338 (as such terms are defined below) (the transaction together, the “Asset Purchase”); and

WHEREAS:	The Licensed Technology underlies, and is incorporated into, CYT303 and CYT338; and

WHEREAS:	Under Section 5.1 of the License Agreement, Cytovia may grant sublicenses to third parties subject to Dr. Kadouche’s consent; and

WHEREAS:	As part of the Asset Purchase, Cytovia wishes to grant to Naya, and Naya wishes to be granted by Cytovia, a non-exclusive sublicense in and to the Licensed Technology; and

WHEREAS:	Dr. Kadouche wishes to consent to the sublicense by Cytovia of the Licensed Technology to Naya.

NOW THEREFORE, the Parties do hereby agree as follows:

1.	Definitions

1.1	“Applicable Law” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidances, ordinances, judgments, decrees, directives, injunctions, orders, permits (including marketing approvals) of or from any court, arbitrator, mediator, regulatory authority or governmental agency or authority having jurisdiction over or related to the subject item, in particular all relevant laws and regulations regarding data management, human biological sample management, laboratory animal use, human rights and anti-bribery and corruption practices.

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1.2	“Confidential Information” means any and all information related to, or associated with (a) the Licensed Technology and any other intellectual property owned by either of the Parties; (b) any information related to either Parties’ business; (c) this Agreement (including the terms and conditions hereof and Appendices hereto); and (d) any documents provided by one Party to the other pursuant to this Agreement which are marked confidential; provided, however, that the Confidential Information shall not include information which: (i) at the time of disclosure is in the public domain; (ii) after disclosure becomes part of the public domain, except through breach of this Agreement; (iii) can be demonstrated by reasonable proof to have been in the receiving Party’s possession prior to the time of disclosure hereunder, and was not acquired directly or indirectly from the disclosing Party; (iv) becomes available to the receiving Party from a third party who did not acquire such information directly or indirectly from the disclosing Party and who is not otherwise prohibited from disclosing such information, or (v) is independently developed by the receiving Party without reference to the Confidential Information disclosed by the disclosing Party, or (vi) is required by Applicable Law to be publicly disclosed.

1.3	“CYT303” means CYT303, a bispecific NK Engager using NKp46 as an NK engaging component and targeting GPC3 for the treatment of Hepato Cellular Carcinoma (HCC).

1.4	“CYT338” means CYT338, a bispecific NK Engager using NKp46 as an NK engaging component and targeting CD38 for the treatment of Multiple Myeloma.

1.5	“Effective Date” shall have the meaning set forth in the preamble.

1.6	“Field” shall mean all fields.

1.7	“Joint Ownership Agreement” shall have the meaning set forth in the recitals.

1.8	“License Agreement” shall have the meaning set forth in the recitals.

1.9	“Licensed Technology” means PCT/IB2012/053482 (P-627002-PC) and all patent applications or registered patents, any patent application that claims priority therefrom; all divisions, continuations, continuations-in-part, reexaminations, reissues, substitutions, or extensions, including European Supplementary Protection Certificates (“SPCs”).

1.10	“Purchase Agreement” shall have the meaning set forth in the recitals.

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1.11	“Sublicense” shall have the meaning set forth in Section 2.1.

1.12	“Territory” means all countries covered by the Licensed Technology.

1.13	“Valid Claim” means a claim (a) of any issued, unexpired patent which has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reexamination, reissue, disclaimer or otherwise, or (b) of any patent application that has not been cancelled, rejected, withdrawn or abandoned.

2.	Sublicense Grant

2.1	Cytovia hereby grants to Naya a non-exclusive right and sublicense, with a right to further sublicense as provided for herein below in and to the Licensed Technology as necessary or reasonably useful to develop, use, make, have made, import, sell, market, and otherwise commercially exploit CYT303 and CYT338 subject to the terms and conditions of this Agreement and the License Agreement (the “Sublicense”).

2.2	Naya hereby acknowledges that the license granted by Dr. Kadouche to Cytovia under the License Agreement is co-exclusive, and that Biomunex Pharmaceuticals has a co-exclusive right and license under the JK/CNRS Patents with the right to grant sublicenses.

2.3	Naya has the right to grant sublicenses to third parties provided that Cytovia previously gives its written approval of such sublicense, which approval shall not be unreasonably withheld, delayed. For the avoidance of doubt, an agreement with a subcontractor in which Naya must grant the subcontractor the right to make use of the Licensed Technology for the development or the manufacturing of CYT303 and/or CYT338 on behalf of Naya, and for which use Naya is required to pay or otherwise compensate the subcontractor shall not be considered a sublicense for purposes of this Section 2.3.

3.	Development and Commercialization. Naya undertakes, at its own expense, to use commercially reasonable efforts to carry out the development, regulatory, manufacturing, marketing and sales work necessary to develop and commercialize CYT303 and CYT338 in the Territory.

4.	Intellectual Property Ownership

4.1	All rights in and to the Licensed Technology are owned and shall remain owned as provided in the License Agreement and Naya shall make use of the rights granted under this Agreement solely in accordance with this Agreement.

4.2	The Parties hereby agree that all rights in improvements made by Naya upon the Licensed Technology, and future patents claiming such improvements, shall be owned by Naya and shall be licensed back to Cytovia for use other than CYT303 and CYT338.

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5.	Patents and Patent Infringement Actions

5.1	Cytovia shall promptly notify Naya and provide copies of all notices and documents received under the License Agreement including but not limited to notices of actions relating to patents, patent infringement, resignation of the patent manager, and any collaborations relating to the Licensed Technology undertaken by Cytovia or other proceedings related to Licensed Technology and any and all other notices and documents regarding other patents related to Licensed Technology that Cytovia becomes aware of.

5.2	To the extent that Cytovia is responsible for Industrial Property Expenses under the License Agreement (as such term is defined therein), Cytovia shall be solely responsible for any such costs incurred for the preparation, filing, extension, translation, issuance and maintenance of the Licensed Technology, except for any costs related to CYT3Q3 and CYT338. Naya shall be responsible for any such costs related to CYT303 and CYT338.

5.3	Cytovia and Naya shall each inform the other promptly in writing upon becoming aware of any alleged infringements by a third party of the License Technology in the Territory, together with any available written evidence of such alleged infringement. Naya acknowledges that, it is not entitled to undertake legal action against the infringing third party without the authorization of Cytovia and Dr. Kadouche and nothing in this shall be construed as obliging Cytovia and/or Dr. Kadouche to authorize Naya to undertake such legal action. Hence, Naya shall not have the right to bring a patent infringement suit except when Cytovia and Dr. Kadouche has authorized Naya to take legal action against the infringing third party. In which case, Naya shall undertake such legal action at its own cost. No settlement, consent judgment or other voluntary disposition of an infringement suit may be entered into by Naya without the consent of Cytovia and Dr. Kadouche, which consent shall not be unreasonably withheld, conditioned or delayed.

5.4	In the event of the institution of a suit by a third party against Naya for patent infringement, Naya shall promptly notify Cytovia in writing. Naya shall have the first right but not the obligation to defend at its own cost any action, claim, or demand made by any entity against Naya. Naya shall keep Cytovia informed of the status and of its activities regarding any litigation or settlement.

5.5	Naya shall mark all CYT303 and/or CYT338 with patent numbers (or the legend “patent pending”) in accordance with the statutory requirements in the country or countries of manufacture, use and sale.

6.	Term and Termination

6.1	This Agreement shall become effective on the Effective Date and shall terminate upon the earlier of: (a) the termination of the License Agreement; or (b) the expiration of the last Valid Claim with respect to the Licensed Technology.

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6.2	Upon termination of this Agreement due to the termination of the License Agreement, the Sublicense shall terminate and Naya shall cease use of Licensed Technology. Naya shall not be entitled to any reimbursement of any amount paid to Cytovia under this Agreement. Notwithstanding the foregoing, neither the termination of this Agreement for any reason nor the expiration of the Sublicense shall release Naya from its obligation to carry out any financial obligation which it was liable to perform prior to the Agreement’s termination or the Sublicense’s expiration. In addition, Sections 8 and 11 shall survive the termination of this Agreement.

7.	Confidentiality. Subject to other express provisions of this Agreement, the Parties agree that during the Term, and for a period of five (5) years after the effective date of termination of the Agreement for any reason:

7.1	The Parties shall not disclose, directly or indirectly, in any manner whatsoever to any third parties any Confidential Information received from the other Party (the “Disclosing Party”) without first obtaining the written consent of the Disclosing Party, and the other Party (the “Receiving Party”) shall keep confidential, all of the Disclosing Party’s Confidential Information that is disclosed to the Receiving Party. Receiving Party agrees to use at least the same level of care in safeguarding the Disclosing Party’s Confidential Information that Receiving Party uses with its own confidential information of a similar nature, but in no event less than reasonable care. The Receiving Party shall restrict disclosure of the Disclosing Party’s Confidential Information solely to those of its employees or representatives having a need to know such Confidential Information in order to accomplish the purposes of this Agreement. Each Party represents that its respective employees and representatives who receive the Confidential Information of the Disclosing Party are advised by such party of the confidentiality obligations of this Agreement and shall maintain such Confidential Information in accordance with the confidentiality obligations set forth in this Section 8.

7.2	The Receiving Party shall not use the Disclosing Party’s Confidential Information in any manner whatsoever other than solely in connection with the exercise of its rights and the performance of its obligations under this Agreement.

7.3	In the event the Receiving Party is requested pursuant to or required by law to disclose any of the Disclosing Party’s Confidential Information, it shall, to the extent permitted by law, notify the Disclosing Party promptly so that the Disclosing Party may seek a protective order or other appropriate remedy or, in the Disclosing Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement. At the Disclosing Party’s expense, the Receiving Party shall co-operate in all reasonable respects, in connection with any reasonable actions to be taken for the foregoing purpose. In any event, the Receiving Party may furnish such Confidential Information as requested or required pursuant to Applicable Law (subject to any such protective order or other appropriate remedy) without liability hereunder, provided that the Receiving Party furnishes only that portion of the Confidential Information which the Receiving Party is advised by its counsel is legally required, and the Receiving Party exercises reasonable efforts to obtain reliable assurances that confidential treatment shall be accorded the Disclosing Party’s Confidential Information.

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7.4	Upon the date of termination of the Agreement for any reason, either Party may request in writing that the other Party shall either: (i) promptly destroy all copies of the requesting Party’s Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (ii) promptly deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party except in (i) and (ii) any automated back-up copy; provided, however, the other Party shall be permitted to retain one copy of the requesting Party’s Confidential Information, in its legal files, for the sole purpose of determining any continuing obligations hereunder. Additionally, both Parties shall immediately cease all use of the other Party’s Confidential Information including, without limitation, removing all references to such Confidential Information from any analyses, compilations, studies or other documents created for purposes permitted hereunder. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth above.

7.5	Each Party represents and warrants to the other Party that it has, and shall have, all right, title, and ownership interest in and to its Confidential Information or it has, and shall have, the right to disclose its Confidential Information to the other Party. Each Party may seek to enforce all rights and legal remedies available under this Section 8 or by law, including, without limitation, injunctive relief, specific performance and other equitable remedies in the event of a breach of the provisions of this Section 8 by the other Party.

7.6	Notwithstanding the provisions of this Section 8, the Parties agree that nothing contained in this Section 8 shall prevent the Receiving Party in any way whatsoever from disclosing any of the Disclosing Party’s Confidential Information, without obtaining the Disclosing Party’s prior consent, to any third party that reasonably needs to know such information in order that the Receiving Party may perform its obligations under this Agreement, provided such third party has undertaken an obligation of confidentiality similar to such obligations contained in Section 8 herein with respect to the Disclosing Party’s Confidential Information. As such, a Party may disclose the terms and existence of this Agreement in connection with (i) the raising of finance; (ii) the sale of any equity interest in that Party; (iii) the sale of the business or relevant part of the business of that Party; (iv) the joint development or licensing of any of that Party’s products; or (v) any necessary regulatory or securities filing; provided in each case that such disclosure is subject to legally binding obligations of confidentiality that are no less onerous than those set out in this Agreement.

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8.	Representations and Warranties

8.1	Naya hereby represents and warrants to Cytovia, as follows:

8.1.1.	It is an entity duly organized, validly existing and is in good standing under the laws of its jurisdiction of formation and has all requisite power and authority corporate or otherwise, to execute, deliver and perform this Agreement.

8.1.2.	The execution, delivery, and performance of the Agreement have been duly authorized by all necessary corporate action and do and shall not violate any provision of any applicable law or any provision of its certificate of incorporation, by-laws or other founding document, or result in a breach of or constitute a default under any material agreement, license, permit or other instrument or obligation to which it is a party or by which it may be bound or affected.

8.1.3.	It is not currently debarred, suspended or otherwise excluded by any government agency from receiving government contracts that would adversely affect its ability to perform its obligations hereunder.

8.1.4.	It is not under any obligation to any person or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfilment of its obligations hereunder.

8.1.5.	This Agreement is a legal, valid, and binding obligation enforceable against it in accordance with the terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws, from time to time in effect, affecting creditor’s rights generally.

8.2	Cytovia hereby represents and warrants to Naya, as follows:

8.2.1.	Cytovia will not and does not grant any rights inconsistent with the License Agreement.

8.2.2.	As of the Effective Date, Cytovia has provided to Naya all documents in its possession, as well as all other information, that to its knowledge is material to the Licensed Technology.

8.2.3.	To the best of Cytovia’s knowledge, as of the Effective Date, there are no patent rights or similar intellectual property rights of a third party that the manufacture, use or sale of CYT303 and CYT338 would infringe.

9.	As of the Effective Date, the License Agreement is in full force and effect, Cytovia is not in breach or default thereof, and, to Cytovia’s knowledge, Dr. Kadouche is not in breach or default thereof.

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10.	Indemnity. Naya shall indemnify Cytovia, its employees, officers and agents and Dr. Kadouche and hold them harmless from and against any and all liabilities incurred in connection with or arising out of any third-party claim relating to the performance or non-performance of this Agreement and/or exercise of the sublicense granted under this Agreement, provided that such claim is not the result of a breach of this Agreement by Cytovia, of its gross negligence, or its willful misconduct.

11.	General Provisions

11.1	Governing Law, Jurisdiction, and Venue. The laws of the United States of America and the State of New York shall govern this Agreement and the performance hereof, without regard to its conflict of law rules. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction of the courts in New York County, New York.

11.2	Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

11.3	Assignment. The Parties may not transfer or assign or endorse their rights or duties or any of them pursuant to this Agreement to another, without the prior written consent of the other Party, which consent shall not be unreasonably denied, conditioned or delayed; provided that either Party may transfer or assign or endorse such rights to a party acquiring all of the business to which this Agreement relates and provided that the assignee acknowledges in writing the terms and conditions of this Agreement and agrees to be bound by such terms and conditions.

11.4	No waiver. The failure or delay of a Party to the Agreement to claim the performance of an obligation of the other Party shall not be deemed a waiver of the performance of such obligation or of any future obligations of a similar nature.

11.5	Each Party represents that it has participated in drafting this Agreement. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

11.6	Legal costs. Each Party shall bear its own legal expenses ‘involved in the making of this Agreement.

11.7	Taxes. Monetary amounts mentioned in this Agreement do not include Value Added Tax (VAT) or any other taxes on any and all payments due or payable by one Party to another Party pursuant to the terms hereof. Such VAT or other taxes shall apply when required by Applicable Law and shall be charged to the paying Party and shall be paid to the tax authorities by the receiving Party.

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11.8	Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or other Party provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such nonperformance and continues performance under the Agreement with reasonable dispatch whenever such causes are removed. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

11.9	Binding effect. This Agreement shall be binding upon the Parties and shall enter into force and become effective as of the Effective Date.

11.10	Entire agreement. This Agreement constitutes the full and complete agreement between the Parties and supersedes any and all agreements or understandings, whether written or oral, concerning the subject matter of this Agreement, and may only be amended by a document signed by both Parties.

11.11	All notices pursuant to this Agreement shall be made in writing and sent by registered mail or overnight courier with acknowledgment of receipt or served personally at the following addresses:

Cytovia Therapeutics, LLC 1 Broadway Cambridge, MA 02142 Attention: Armin Rath, COO E-mail: armin.rath a,cytoviatx.com	Naya Biosciences Inc. 19505 Biscayne Blvd Suite 2350, 3rd Floor Aventura, FL 33180 Attention: Daniel Teper, CEO E-mail: daniel@nayabiosciences.corn or such other address furnished in writing by one Party to the other. Any notice served personally shall be deemed to have been received on the day of service, any notice sent by registered mail as aforesaid shall be deemed to have been received seven days after being posted by prepaid registered mail. Any notice sent by email shall be deemed to have been received, absent notification of the message’s undeliverability, if during normal business hours of recipient, upon delivery, and if not during normal business hours of recipient, upon the next business day of recipient.

11.12	Joint Representation and Waiver of Conflicts.

11.12.1.	Representation: The Parties hereby acknowledge that Pearl Cohen Zedek Latzer Baratz LLP (“Law Firm”) has been retained to represent both Cytovia and Naya in connection with the Sublicense and the other transactions contemplated by this Agreement.

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11.12.2.	Acknowledgement of Potential Conflicts: Both Parties understand that the Law Firm’s representation of both Parties may give rise to potential conflicts of interest. The Parties acknowledge they have had the opportunity to consult with independent counsel, or have waived their right to do so, regarding the implications of the Law Firm’s joint representation and potential conflicts of interest that may exist or arise.

11.12.3.	Waiver and Consent: Each Party hereby waives any and all conflicts of interest that have arisen, or may arise, from the Law Firm’s representation of both Parties in connection with the transactions contemplated by this Agreement. Further, both Cytovia and Naya give their informed written consent to the Law Firm’s representation of both Parties with respect to the transactions contemplated by this Agreement and the negotiation and preparation of this Agreement.

11.12.4.	Independent Counsel: The Parties are encouraged to seek, and have had the opportunity to retain, independent legal counsel of their own choice to advise them with respect to the Sublicense, and this Agreement, the potential conflicts of interest arising from the Law Firm’s dual representation, and all matters arising under or related to the Sublicense and this Agreement.

11.12.5.	Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.

11.12.6.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

CYTOVIA THERAPEUTICS, LLC

By:
Name:	Gilles Seydoux
Title:	Director

NAYA BIOSCIENCE INC.

By:
Name:	Daniel Teper
Title:	Chairman & CEO

I the undersigned, Dr. Jean Kadouche hereby acknowledge and agree that I have read the above sublicense and hereby give my approval to such sublicense as required under Section 5.1 of the License Agreement:

Dr. Jean Kadouche

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Exhibit A

License Agreement

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